Exhibit 10.11

(English Summary)

Counter-Guarantee Agreement

Ref: (2007) XinBaoZi(061)

Contractual Parties:

Party A: Daqing Long He Da Food Co., Ltd

Legal Address:

Legal Representative: YuChangjun

Bank Account: Yinhe Sub-branch of Daqing Industrial and Commercial Bank

Account Number: 03010120038000007

Telephone: 4617095

Post Code: 163311

Facsimile: 4617097

Party B: DaQing Industrial and Commercial Guarantee Co., Ltd

Legal Address:

Legal Representative: LiuXueli

Bank Account: Tongda Sub-branch of Industrial and Commercial Bank of China

Account Number: 2490155030

Telephone: 6621621

Post Code: 163311

Facsimile: 6621627

For the purpose of ensuring the performance of the contract numbered "(2007) Shang Yin Jie Zi No. 012" (hereinafter referred to as the "Main Contract" ), Party A is willing to set up collateral over the property which it has lawful rights to dispose, and Party B, after checking and reviewing the collateral property, is willing to accept the collateral. Based on friendly negotiation, Party A and Party B (hereinafter collectively referred to as the "Parties") hereby entered into the contract as follows:

Article I

The execution of this contract shall not affect Party B's legal right to recourse against the debtor under the Main Contract.

Article II

This Contract is entered to secure the right and interest of Party B for providing its guarantee to the creditor under the Main Contract. The total loan amount is RMB 20,000,000 with the loan term from August 24, 2007 to August 23, 2008.

Article III

The collateral property under this Contract provided by Party A is the production line of concentrated juice. Party A undertakes that the collateral property is free from any other third party's rights and/or encumbrances.

Article IV

The collateral property under this contract is evaluated at a price of [   ], the collateral rate is [   ], the actual collateral amount is RMB 20,000,000.

Article V

The scope of the contract covers all the liabilities and obligations assumed by Party B under the guarantee contract for repayment of the principal, and payment of interest (including default compound interest and additional interest) and liquidated damages. It shall also cover the costs and expenses occurred in realizing of the collateral right under this Contract.

Article VI

The measures and responsibilities for care and/or maintenance of the collateral property are as follows:

1.

The collateral property shall be kept by Party A after the registration process.

Party A shall maintain the production line (the collateral property) and shall bear the responsibility of repairing and maintaining the property. Party A shall accept Party B's examination and review from time to time.

2.

Where the properties under control of Party A is damaged or lost, Party A shall promptly inform Party B, and Party B is entitled to request Party A to provide additional properties for collateral. Normally, Party A shall inform Party B within three working days of the damage and/or losses and shall obtain Party B's written confirmation in this regard. The confirmation of Party B shall be signed by the legal representative of Party B and shall bear the company seal. Absent of the confirmation shall be regarded as no notice is made by Party A, in this case, Party A shall be liable for Party B's damages and losses for breach of covenant.

Article VII

At the request of Party B, Party A shall buy property insurance for the collateral property showing Party B as the third party beneficiary and shall present the insurance policy to Party B. The insurance term shall be longer than the loan term of the Main Contract. In case the loan term of the Main Contract is extended, the insurance period shall be extended accordingly. Where the property insured is damaged and compensation is paid by the insurance company to Party A, Party A shall put the compensation amount in custody of a notarization and inform Party B within three days.

Article VIII

During the contract term, where the value of the collateral property is reduced due to Party A's actions, Party A shall, within 10 days of such event, provide additional property to make up the reduced value.

Article IX

During the term of the Contract, without Party B's written consent, Party A shall not sell or donate any of the collateral property, or remove, lease, transfer or pledge the collateral properties.

Article X

During the collateral period, Party A may transfer the collateral property with Party B's written consent and shall be subject to the supervision of Party B. The proceeds of transfer shall only be used:

(1) to deposit into the account as designated by Party B, and shall not be used by Party A during the contract term, or

(2) to pay the loan in advance by Party A.

Article XI

All costs and expenses for notarization, verification, appraisal, insurance, registration, transportation, preservation and temporary keeping by the notarization institution under the Contract shall be borne by Party A.

Article XII

If merger and division of Party A have occurred during the contract term, the successor(s) shall bear the obligations under this Contract. If Party A is dissolved or goes bankrupt, Party B shall have the right to dispose Party A's collateral.

Article XIII

Under any one of the following circumstances, Party B shall have the right to dispose of the collateral property:

(1) the Main Contract expires, the borrower fails to pay the principal and interest or the borrower can not pay the principal and interest within an extended period.

(2) the borrower was dissolved or went bankrupt. If the proceeds acquired through the disposition of the collateral property is not enough for repayment of the principal and payment of the interest and the costs and expenses incurred, Party B is entitled to make further claims; where the proceeds exceeds the amount of the principal and interest, Party B shall refund the difference to Party A.

Article XIV

Under one of the following circumstances, Party A shall promptly inform Party B in writing:

(1) the operation system of Party A has changed, and there is subcontract, lease, joint venture, merger(acquisition), division, reorganization, cooperation with foreign investors, or increase or decrease of registered capital.

(2) Party A is involved in disputes or the property has been confiscated by the authorities.

(3) any dispute arising in connection with the collateral.

(4) insolvency, shutdown, dissolution, cease of business for reorganization, or revocation of business.

(5) change of legal address, telephone or legal representative.

(6) change of shareholders (if Party A is a limited liability company).

When under the circumstance (1) above, Party A shall give 30 days notice to Party B, when under any other circumstance of this article, Party A shall inform Party B within 7 days of the occurrence of such events.

Article XV Termination

When the borrower of the main contact pays the principal and interest in accordance with the loan contract or accelerate the payment, this Contract shall be terminated automatically, the property which is under control of Party B shall be returned to Party A and the insurance policy thereof shall be refunded to Party A.

Article XVI

After the contract becomes effective, any extension of the Main Contract by the lender and Party A shall be approved by Party B in writing. If such extension is not approved by Party B, Party B shall no longer be the guarantor. Party A shall register the extension of the Main Contract with competent government agencies.

Article XVII

After the Contract becomes effective, neither Party A nor Party B may modify or terminate this contract for no good reason. When it is necessary to modify or terminate this contract, the Parties to the contract shall consult each other to reach a written agreement. The provisions contained in this contract shall remain effective and valid until any written agreement to modify or terminate this contract is reached.

Article XVIII

During the contract term, Party A shall provide Party B its financial statements and report to Party B the use of the loan on a monthly basis. In case Party A fails to provide its financial statements to Party B for two continuous months, Party A will be considered in breach of the Contract.

Article XIX Breach of Contract

(1) In accordance with the provision of sub-clause one of Article 6 hereof, in case the collateral property is damaged as a result of Party A's actions, Party B is entitled to claim for recovery of the property or request Party A to provide additional property acceptable to Party B.

(2) In accordance with the provision of sub-clause two of Article 6 hereof, in case the collateral property is damaged as a result of Party B's actions, Party A is entitled to claim for recovery of the property or the damages and/or losses incurred.

(3) For any losses suffered by Party B because Party A has been hiding the following facts with regard to the collateral property: joint ownership with a third party, existing disputes, confiscation, or pledge, Party A shall be liable for Party B's economic losses.

(4) Any Party breaches the provision of Article 16, the breaching Party shall pay the non-breaching Party an amount equivalent of 0.05% of the total loan amount under the Main Contract.

(5) During the term of the contract, if Party B modifies the clauses or assigns its obligations under the Main Contract without obtaining consent from Party A, Party A may terminate this contract and demand Party B to return the collateral property which is under control by Party B.

(6) The default interest is agreed upon by both parties: [none].

(7) The disposition of securities by Party A without authorization shall be null and void, whereas Party B may, if necessary and reasonable, request Party A to recover the collateral property and may be entitled to a default interest of 0.05% of the total loan amounts.

Article XX

Other issues as may be agreed by the Parties: [none].

Article XXI Solution of Disputes

Any disputes arising out of the performance of this contract shall be settled through negotiation and/or intermediation. If disputes can not be settled through negotiation and/or intermediation, the Parties may bring the case to the court where the contract is signed.

Article XXII

The contract is signed by the legal representatives or the authorized representatives of both Parties and shall bear the seal of the company. It shall become effective as of the effective date of the Main Contract and shall expire upon the principal and interest under the Main Contract being paid off.

Article XXIII

The contract is executed in duplicate with each Party holding one copy of which.

Appendix to the contract: Schedule of the collateral property and the copy of the purchase invoice of the collateral property.

Execution:
Party A: Company seal	Party B: Company seal

Legal representative: Signature	Legal representative: Signature

(or authorized representative)	(or authorized representative)
Date: 27 August 2007	Date: 27 August 2007
Execution Place: at the office site of DaQing Industrial and Commercial Guarantee Co., Ltd